Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Green Plains Inc.:

We consent to the use of our reports dated February 9, 2024, with respect to the consolidated financial statements of Green Plains Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Omaha, Nebraska

May 6, 2024